EXHIBIT 99.1



ESCO TECHNOLOGIES

For more information contact:                             For media inquiries:
Patricia K. Moore                                              David P. Garino
Director, Investor Relations                                    (314) 982-0551
ESCO Technologies Inc.
(314) 213-7277


                    ESCO ANNOUNCES FISCAL YEAR 2004 RESULTS
                    ---------------------------------------


     St. Louis, MO, November 16, 2004 - ESCO Technologies Inc. (NYSE: ESE) today announced its results for the fourth quarter and fiscal year ended September 30, 2004. The results of operations reflect certain repositioning items that were announced and described in detail in previous releases in fiscal 2003 and 2004. These included severance and move charges incurred in 2004 and 2003 related to the exit and relocation of Filtertek's Puerto Rican manufacturing facility; the fiscal 2004 divestiture of the Microfiltration and Separations businesses (MicroSep) which is accounted for as discontinued operations; the fiscal 2003 gain related to a patent litigation settlement; the fiscal 2003 interest rate swap charge; and the fiscal 2003 costs associated with the Management Transition Agreement (MTA) and the Whatman Manufacturing and Supply Agreement (MSA). The reconciliation of GAAP reported earnings to "Operational" earnings is included in the Exhibits attached to this release. The Company believes that the presentation of "Operational" earnings provides meaningful additional insight into the Company's performance.
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Add One


Results of Operations (in millions, except EPS)
-----------------------------------------------


     Sales and net earnings for the fiscal 2004 and 2003 fourth quarters and fiscal year periods ended September 30 are noted below (dollars in millions, except EPS):

   4th Qtr. - FY 2004                 Sales       Net Earnings  Diluted EPS
   ------------------                 -----       ------------  -----------

GAAP                                  $115.6M     $12.1M        $0.91
Operational                           $115.6M     $12.4M        $0.93

   4th Qtr. - FY 2003                 Sales       Net Earnings   Diluted EPS
   ------------------                 -----       ------------   -----------

GAAP                                  $105.6M     $(57.5M)       $(4.33)
Operational                           $105.6M     $8.8M          $0.67

   FY 2004                            Sales       Net Earnings   Diluted EPS
   -------                            -----       ------------   -----------

GAAP                                  $422.1M     $35.7M         $2.68
Operational                           $422.1M     $38.8M         $2.91

   FY 2003                            Sales       Net Earnings   Diluted EPS
   -------                            -----       ------------   -----------

GAAP                                  $396.7M     $(41.1M)       $(3.13)
Operational                           $396.7M     $32.9M         $2.51

Sales
-----

     Fiscal 2004 fourth quarter consolidated sales of $115.6 million were $10.0 million, or 9 percent higher than 2003 fourth quarter sales. Fiscal year 2004 sales of $422.1 million increased $25.4 million, or 6 percent over total sales in 2003. Favorable foreign currency values resulted in approximately $1.3 million and $6.5 million of the sales increases realized in the fourth quarter and total year 2004, respectively, as compared to the prior year periods. On a segment basis for 2004, Communications sales increased 7 percent in the quarter and decreased 3 percent for the year; Filtration sales increased 10 percent in the quarter and 6 percent for the year; and Test sales increased 13 percent in the quarter and 22 percent for the year, as compared to the respective prior year periods.
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     Communications segment sales increased in the fourth quarter as a result of
higher  shipments of Comtrak's  SecurVision   video  security  products,  which
generated $3.8 million in sales during the fourth quarter of 2004 versus $1.2 million of sales in the 2003 fourth quarter. Total SecurVision sales in 2004 were $5.6 million compared to $8.4 million in 2003. The decreased sales for the full year were a result of a previously discussed delay in deliveries due to a significant customer requesting a modification of the operating system to provide enhanced "virus" protection. Deliveries of SecurVision products to this customer resumed during the fourth quarter of fiscal 2004.

     Also within the Communications segment, sales of DCSI's Automatic Meter Reading (AMR) equipment to electric utility customers were approximately $35 million in both fiscal 2004 and 2003 fourth quarters. Sales to PPL Electric Utilities Corporation (PPL) decreased approximately $12.5 million in the current year's fourth quarter compared to the fourth quarter of fiscal 2003 due to the wind-down of the PPL contract. Sales to PPL were $1.0 million and $21.6 million in the 2004 fourth quarter and full year, respectively, compared to $13.6 million and $63.9 million in the 2003 fourth quarter and full year, respectively. DCSI's sales to electric utility cooperative customers (COOP) and customers other than PPL increased 58 percent during fiscal 2004 to $110.5 million, from $70.0 million in fiscal 2003. Fiscal year 2004 sales decreased approximately $1.8 million at DCSI compared to the prior year, primarily as a result of $42.3 million less sales to PPL in the current year related to the wind-down of the contract.

     Filtration segment sales increased in the fourth quarter and full year of fiscal 2004 primarily as a result of higher defense shipments at VACCO; higher sales of industrial products at PTI; and favorable foreign currency exchange rates related to Filtertek's European operations.

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     Test  segment  sales  increased  in the  fourth  quarter of 2004 due to the completion of a large chamber in Asia and additional antenna and other component sales. For the full year, Test sales increased significantly over prior year as a result of two large test chamber installations in Europe, increased volume from the Company's Asian operations, and higher sales of government and industrial shielding products.

Earnings Before Interest and Taxes (EBIT)
-----------------------------------------

     EBIT from continuing operations for the fourth quarters and full year periods ended September 30, 2004 and 2003 was affected by certain gains and charges described above which are presented in detail in the financial Exhibits attached at the end of this release. In the fourth quarters of fiscal 2004 and 2003, the pretax charges in continuing operations related to these items were zero and $1.9 million, respectively. For the full fiscal years 2004 and 2003, the pretax charges in continuing operations related to these items were $1.3 million and $7.8 million, respectively. These items are included in "Earnings before income taxes" in the Exhibits.

     On a segment basis, items that impacted EBIT from continuing operations as a percent of sales ("EBIT margin") during the fourth quarter and full year of fiscal 2004 include the following.

     In the Communications segment, EBIT margin for fiscal year 2004 is higher than prior year due to the favorable sales mix of AMR products resulting from additional sales to the COOP market, and significant cost reductions realized on certain components. The 2004 fourth quarter EBIT margin was also positively impacted by the higher shipments of SecurVision products.

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     In the Filtration  segment,  EBIT margin  improved in the fourth quarter of fiscal 2004 primarily due to higher defense sales at VACCO and increased sales of industrial products at PTI. The full year EBIT margin in the Filtration segment was impacted by the exit and move costs incurred and the inefficiencies being absorbed at Filtertek during the first six months of fiscal 2004 as a result of operating in both the Puerto Rico and Juarez facilities. The move out of Puerto Rico was completed in mid-March 2004, and the facility is being marketed for sale.

     In the Test segment, EBIT margin improved in the full year as a result of the significantly higher sales volume recognized in fiscal 2004. The 2004 fourth quarter EBIT margin was slightly lower than the prior year fourth quarter due to changes in sales mix resulting from a higher amount of large chamber deliveries that have lower margins than the component products and service business revenues. The fiscal 2003 amounts included costs associated with the U.K. facility consolidation mentioned in earlier releases.

     The  Corporate  office  operating  expenses  were higher  during the fourth
quarter  of  2004  than  previously   anticipated  as  a  result  of  additional
compensation  related  costs.

Effective Tax Rate
------------------

     The effective tax rate for the fourth quarter of fiscal 2004 was 35.7 percent and was impacted by the favorable foreign income tax rate differential. The actual tax rate in the fourth quarter of 2004, when compared to the previously anticipated tax rate of 38 percent, generated a positive variance of $0.03 per share.

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New Orders
----------

     New orders received in the 2004 fourth quarter and fiscal year were $116.5 million and $408.2 million, respectively, resulting in a backlog at September 30, 2004 of $249.1 million. New orders received in Filtration, Communications and Test were $165.4 million, $116.0 million, and $126.8 million in fiscal year 2004 respectively, and $180.4 million, $102.1 million, and $102.3 million in fiscal year 2003, respectively.

Cash Flow
---------

     In the fourth quarter of 2004, the Company generated $21.7 million of free cash flow from continuing operations. During fiscal year 2004, the Company generated $44.6 million of free cash flow from continuing operations, and ended the year with $72.3 million of cash and $0.5 million of debt. Discontinued operations used $4.1 million of free cash flow. Free cash flow from continuing operations is defined as "Net Cash Provided by Operating Activities - Continuing Operations" less "Capital Expenditures - Continuing Operations." For a reconciliation of free cash flow, see the Exhibits attached to this release.

Stock Repurchase Program
------------------------

     During the fourth quarter of fiscal 2004, the Company spent approximately $10 million to repurchase 156,200 shares of its outstanding stock under its existing stock repurchase program. As of September 30, 2004, the Company has authorization to repurchase approximately 900,000 shares under the current program, which expires September 30, 2006.

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Add Six


MicroSep Divestiture
--------------------

     During the fiscal 2004 third quarter, the Company sold its MicroSep businesses in two separate transactions for approximately $23 million in cash. The transactions were detailed in earlier releases. In the fourth quarter of fiscal 2004, the Company recorded the final post-closing balance sheet adjustments that resulted in a $0.3 million after-tax charge recorded in discontinued operations.

Chairman's Commentary
---------------------

     Vic Richey, Chairman and Chief Executive Officer, commented, "Our fiscal 2004 fourth quarter results were better than we anticipated. In addition to the impact of a lower effective tax rate in the fourth quarter, we also had a broad based operational contribution to the upside. All three of our operating segments exceeded the sales and EBIT expectations we had as we entered the quarter."

     Mr. Richey continued, "Reflecting on the full year results, I believe that our financial performance clearly demonstrated that we met our primary objective, which was to strengthen our foundation as we begin to add emphasis to our long-term growth initiatives. In particular, I would point to our EBIT margin, which grew on an operational basis from 12.8 percent in fiscal 2003 to
14.5 percent in fiscal 2004, our free cash flow from continuing operations which reached $45 million in fiscal 2004 and the fact that we ended the year with approximately $72 million of cash net of debt. Collectively, these measures reflect not only a stronger core but also the capacity we have to fully support our growth programs and our share repurchase plans."

     Addressing the future, Mr. Richey commented, "While we are projecting modest EPS growth in fiscal year 2005, absent any significant contributions from major new investor owned

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utility   programs  or  an   acquisition,   I  believe  we  have  positions  and
opportunities that support longer term revenue and EPS growth rates that are consistent with our previously established goals of 10 percent and 15 percent, respectively. One prominent reason for the moderation of our 2005 EPS outlook is our plan to significantly increase our support of the Communications business, in spite of our fiscal 2005 revenue outlook for this segment, which is projected to be flat to modestly down year-over-year. Specifically, our fiscal 2005 baseline plan includes a year-over-year increase in SG&A of $3.2 million, or 14 percent, in the Communications segment primarily directed at marketing, project management, and new product development. While this decision will cost us 15 cents of EPS in fiscal 2005, I am convinced, based on the current level of activity in the IOU segment of the AMR market, that it is appropriate from a long-term growth perspective.

     "From a management standpoint going forward, we are not looking at any major course corrections. Having stabilized our base through the recently completed repositioning actions, we are now placing more emphasis on growing the top line.

     "While we will continue to vigorously work our cost and competitive position, long term revenue growth should play a more prominent role than it has in the recent past with respect to meeting our long term goals.

Fiscal 2005  Business  Outlook
------------------------------

     Statements contained in the preceding and following paragraphs are based on
current   expectations.   Statements  that  are  not  strictly   historical  are
forward-looking, and actual results may differ materially.

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Add Eight


     The fiscal 2005 Business Outlook described below does not include the impact of potential acquisitions, or the impact of any significant orders from new investor owned utility customers that may be entered into during the fiscal year.

Revenues
--------

     Management expects fiscal 2005 year-over-year revenue growth in Filtration in the range of 2 to 5 percent. In Test, Management expects revenue growth of 4 to 8 percent, and in Communications, Management expects revenue to be flat to down 3 percent. The expected decrease in Communications is due to the fiscal 2004 wind-down of the PPL contract that generated $21.6 million in sales, and the Idaho Power phase one and Bangor Hydro contracts that generated combined sales of approximately $8.5 million.

EBIT Margin
-----------

     Management expects EBIT margins to be in the following ranges: Filtration margins should be in the range of 13 to 15 percent; Test margins should be in the range of 9 to 11 percent; and Communications margins should be in the range of 27 to 29 percent.

     Corporate operating expenses are expected to be consistent with fiscal 2004 amounts.

Earnings Per Share
------------------

     Management estimates fiscal 2005 EPS to be in the range of $2.95 to $3.15 per share, with the first half of the fiscal year EPS being between $1.50 and $1.60 per share.

     The effective tax rate for fiscal 2005 is expected to be approximately 38 percent.

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Add Nine


Share Repurchase
----------------

     Management intends to continue its open market share repurchase program during fiscal 2005, and is currently planning to spend an additional $25 million to repurchase its outstanding shares in the near term.

Conference Call
---------------

     The Company will host a conference call today, November 16, at 9:30 a.m., Central Time, to discuss the Company's fourth quarter and full year operating results. A live audio webcast will be available on the Company's Web site at www.escotechnologies.com. Please access the Web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

     A replay of the conference call will be available today from 12:00 p.m., Central Time, until 11:59 p.m., Central Time on November 24, 2004. To access the replay, dial 1-888-203-1112 and enter the pass code 963844. In addition, a replay will be available for seven days on the Company's Web site noted above.

Forward-Looking Statements
--------------------------

     Statements in this press release regarding the results of real estate sales, the level of contributions from each segment, future investments, potential acquisitions, potential customer contracts, share repurchases, fiscal 2005 corporate operating expenses, the fiscal 2005 effective tax rate, future fiscal 2005 revenues, EBIT, EPS, SG&A, longer term revenue, earnings, long term success of the Company, and other written or oral statements which are not strictly historical are "forward-looking" statements within the meaning of the safe harbor provisions of the federal securities laws. Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update.

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The  Company's  actual  results in the future may differ  materially  from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company's operations and business environment including, but not limited to: weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; the availability of selected acquisitions; the timing, pricing and availability of shares offered for sale; unforeseen charges impacting corporate operating expenses; the performance of the Company's international operations; successful execution of the planned sale of the Company's Puerto Rico facility; delivery delays or defaults by customers; termination for convenience of customer contracts; timing and magnitude of
future   contract   awards;   performance   issues   with  key   suppliers   and
subcontractors; collective bargaining and labor disputes; changes in laws and regulations including changes in accounting standards and taxation requirements; changes in foreign or U.S. business conditions affecting the distribution of
foreign   earnings;   costs  relating  to  environmental   matters;   litigation
uncertainty; and the Company's successful execution of internal operating plans.

     ESCO, headquartered in St. Louis, is a leading supplier of engineered filtration products to the process, health care and transportation markets worldwide. In addition, the Company markets proprietary, special purpose communications systems and is the industry leader in RF shielding and EMC test products.

                               (Tables Attached)

exhibit 1
                     ESCO Technologies Inc. and Subsidiaries
           Condensed Consolidated Statements of Operations (Unaudited)
                (Dollars in thousands, except per share amounts)

                                Three Months Ended September 30, 2004
                                -------------------------------------

                                                             (1)
                                   GAAP          Adj.  "Operational"
                                   ----          ----  -------------

Net Sales                        $115,608                 115,608
Cost and Expenses:
  Cost of sales                    75,592                  75,592
  SG&A                             20,473                  20,473
  Interest income                    (196)                   (196)
  Other expenses, net                 377                     377
                                      ---        ---          ---
    Total costs and expenses       96,246          -       96,246
                                   ------        ---       ------

Earnings before income taxes       19,362          -       19,362
Income taxes                        6,915                   6,915
                                    -----        ---        -----

  Net earnings from
   continuing operations           12,447          -       12,447

Loss from discontinued
 operations, net of tax                 -                       -

Gain (loss) on sale of
 discontinued operations,
 net of tax                          (333)       333 (2)        -
                                     ----        ---          ---

  Net loss from discontinued
   operations                        (333)       333            -
                                     ----        ---          ---

  Net earnings (loss)            $ 12,114        333       12,447
                                   ------        ---       ------

Earnings (loss)per share:
  Basic
    Net earnings from continuing
     operations                  $   0.96                    0.96
    Net loss from discontinued
     operations                     (0.02)                      -
                                    -----                    ----
    Net earnings                 $   0.94                    0.96
                                     ====                    ====
  Diluted
    Net earnings from continuing
     operations                  $   0.93                    0.93
    Net loss from discontinued
     operations                     (0.02)                      -
                                    -----                    ----
    Net earnings                 $   0.91                    0.93
                                     ====                    ====

Average common shares O/S:
  Basic                            12,956                  12,956
                                   ======                  ======
  Diluted                          13,354                  13,354
                                   ======                  ======

(1) Represents results on an adjusted basis, after removing the item described below in (2).
(2) Relates to the Microfiltration and Separations businesses which are classified as "discontinued operations." The adjustment reflects the final post-closing balance sheet adjustment recorded in the fourth quarter of fiscal 2004.

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EXHIBIT 2

                     ESCO Technologies Inc. and Subsidiaries
           Condensed Consolidated Statements of Operations (Unaudited)
                (Dollars in thousands, except per share amounts)

                                Three Months Ended September 30, 2003
                                -------------------------------------

                                              (1)          (2)
                                   GAAP       Adj.   "Operational"
                                   ----       ----   -------------

Net Sales                        $105,608                105,608
Cost and Expenses:
  Cost of sales                    72,198                 72,198
  SG&A                             19,055     (258) (3)   18,797
  Interest expense                   (125)                  (125)
  Other expenses, net               3,345   (1,637) (4)    1,708
                                    -----   ------         -----
     Total costs and expenses      94,473   (1,895)       92,578
                                   ------   ------        ------

Earnings before income taxes       11,135    1,895        13,030
Income taxes                        4,660     (473) (5)    4,187
                                    -----     ----         -----

  Net earnings from
   continuing operations            6,475    2,368         8,843

Loss from discontinued operations,
 net of tax                        (2,082)   2,082  (6)        -

Gain (loss) on sale of
 discontinued operations,
 net of tax                       (60,450)  60,450  (6)        -
                                  -------   ------           ---

  Net loss from discontinued
   operations                     (62,532)  62,532             -

  Loss before cumulative effect
   of accounting change           (56,057)  64,900         8,843

  Cumulative effect of accounting
   change, net of tax              (1,419)   1,419             -
                                   ------    -----           ---

  Net earnings (loss)            $(57,476)  66,319         8,843
                                  ========  ======         =====

Earnings (loss) per share:
  Basic
    Net earnings from
     continuing operations       $   0.50                   0.69
    Net loss from
     discontinued operations        (4.88)                     -
    Cumulative effect of
     accounting change              (0.11)                     -
                                    -----                    ---
    Net earnings                 $  (4.49)                  0.69
                                    ======                  ====
  Diluted
    Net earnings from
     continuing operations       $   0.49                   0.67
    Net loss from
     discontinued operations        (4.71)                     -
    Cumulative effect of
     accounting change              (0.11)                     -
                                    -----                    ---
    Net earnings                 $  (4.33)                  0.67
                                    ======                  ====

Average common shares O/S:
  Basic                            12,803                 12,803
                                   ======                 ======
  Diluted                          13,266                 13,266
                                   ======                 ======

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(1) Adjustments represent items previously described in the FY 2003
    Gains/Charges of the press release dated November 20, 2003.
(2) Represents results on an adjusted basis, after removing the items described below in (3)-(6).
(3) Represents severance charges consisting of $258K related to the exit of the Puerto Rico facility.
(4) Represents the following items:                       Amount
                                                          ------
        Interest rate swap charge                       $ 2,556
        Whatman recovery                                 (1,300)
        Puerto Rico shutdown/move costs & other             202
        UK restructuring shutdown costs                     179
                                                            ---
                                                        $ 1,637
                                                          =====
(5) Represents the tax impact of items described above in (3)-(4).
(6) Relates to the Microfiltration and Separations businesses which are classified as "discontinued operations."


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EXHIBIT 3
                     ESCO Technologies Inc. and Subsidiaries
           Condensed Consolidated Statements of Operations (Unaudited)
                (Dollars in thousands, except per share amounts)

                                   Year Ended September 30, 2004
                                   -----------------------------
                                GAAP                         (1)
                                2004          Adj.      "Operational"
                                ----          ----      -------------

Net Sales                     $422,085                      422,085
Cost and Expenses:
  Cost of sales                282,766                      282,766
  SG&A                          78,023        (470) (2)      77,553
  Interest income                 (844)                        (844)
  Other expenses, net            1,576        (860) (3)         716
                                 -----        ----              ---
    Total costs and expenses   361,521      (1,330)         360,191
                               -------      ------          -------

Earnings before income taxes    60,564       1,330           61,894
Income taxes                    22,748         305  (4)      23,053
                                ------         ---           ------

  Net earnings from
   continuing operations        37,816       1,025           38,841

Earnings (loss) from
 discontinued operations,
 net of tax                     (3,737)      3,737  (5)           -

Gain (loss) on sale of
 discontinued operations,
 net of tax                      1,592      (1,592) (5)           -
                                 -----      ------              ---
  Net earnings (loss) from
   discontinued operations      (2,145)      2,145                -
                                ------       -----              ---

  Net earnings                $ 35,671       3,170           38,841
                                ======       =====           ======

Earnings (loss) per share:
  Basic
    Net earnings from
     continuing operations    $   2.93                         3.01
    Net earnings from
     discontinued operations     (0.17)                           -
                                 -----                          ---
    Net earnings (loss)       $   2.76                         3.01
                                  ====                         ====

  Diluted
    Net earnings from
     continuing operations    $   2.84                         2.91
    Net earnings from
     discontinued operations     (0.16)                           -
                                 -----                          ---
    Net earnings (loss)       $   2.68                         2.91
                                 =====                         ====

Average common shares O/S:
  Basic                         12,901                       12,901
                                ======                       ======
  Diluted                       13,324                       13,324
                                ======                       ======

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(1) Represents results on an adjusted basis, after removing the items described below.
(2) Represents severance charges related to the exit of the Puerto
    Rico facility.
(3) Represents shutdown costs related to the exit of the Puerto Rico facility.
(4) Represents the tax impact of the items described above in
    (2)-(3).
(5) Relates to the MicroSep businesses, sold in Q3 of 2004, which are classified as "discontinued operations."


















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EXHIBIT 4
                     ESCO Technologies Inc. and Subsidiaries
           Condensed Consolidated Statements of Operations (Unaudited)
                (Dollars in thousands, except per share amounts)

                                   Year Ended September 30, 2003
                                   -----------------------------

                                GAAP          (1)            (2)
                                2003          Adj.      "Operational"
                                ----          ----      -------------


Net Sales                     $396,687                      396,687
Cost and Expenses:
  Cost of sales                271,164                      271,164
  Asset impairment               4,528      (4,528) (3)           -
  SG&A                          73,185      (1,971) (4)      71,214
  Interest income                 (217)                        (217)
  Other expenses, net            4,664      (1,325) (5)       3,339
                                 -----      ------            -----
    Total costs and expenses   353,324      (7,824)         345,500
                               -------      ------          -------

Earnings before income taxes    43,363       7,824           51,187
Income taxes                    16,625       1,634  (6)      18,259
                                ------       -----           ------

  Net earnings from
   continuing operations        26,738       6,190           32,928

Earnings (loss) from
 discontinued operations,
 net of tax                     (6,901)      6,901  (7)           -

Gain (loss) on sale of
  discontinued operations,
  net of tax                   (59,556)     59,556  (7)           -
                               -------      ------              ---

  Net earnings (loss) from
   discontinued operations     (66,457)     66,457                -

  Earnings (loss) before
   cumulative  effect of
   acctg chg                   (39,719)     72,647           32,928

  Cumulative effect of acctg
   chg, net of tax              (1,419)      1,419                -
                                ------       -----              ---

  Net earnings (loss)         $(41,138)     74,066           32,928
                               ========     ======           ======

Earnings (loss)per share:
  Basic
    Net earnings from
     continuing operations    $   2.10                         2.60
    Net earnings from
     discontinued operations     (5.24)                           -
    Cumulative effect of
     accounting change           (0.11)                           -
                                 -----                          ---
    Net earnings (loss)       $  (3.25)                        2.60
                                 ======                        ====
  Diluted
    Net earnings from
     continuing operations    $   2.04                         2.51
    Net earnings from
     discontinued operations     (5.06)                           -
    Cumulative effect of
     accounting change           (0.11)                           -
                                 -----                          ---
    Net earnings (loss)       $  (3.13)                        2.51
                                 ======                        ====

Average common shares O/S:
  Basic                         12,675                       12,675
                                ======                       ======
  Diluted                       13,128                       13,128
                                ======                       ======

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


(1) Adjustments represent items previously described in the FY 2003 Gains/ Charges of the press release dated November 20, 2003.
(2) Represents results on an adjusted basis, after removing the items described below in (3)-(7).
(3) Represents asset impairment charges of $4,348K related to the Filtertek Puerto Rico facility shutdown consisting of building and equipment write-downs; and $180K of costs related to the U.K. move/restructuring consisting of leasehold improvement write-
    downs.
(4) Represents $1,411K of costs related to the previously disclosed MTA between the Company and its former Chairman; and $560K of severance charges consisting of $450K related to the exit of the Filtertek Puerto Rico facility and $110K related to the U.K. move/restructuring.
(5) Represents the following items:                         Amount
                                                            ------
        Interest rate swap charge                          $ 2,556
        Whatman MSA settlement                                 242
        Gain from settlement of patent litigation           (2,056)
        UK restructuring shutdown costs                        179
        Puerto Rico shutdown/move costs                        404
                                                               ---
                                                           $ 1,325
                                                             =====

(6) Represents the tax impact of items (3)-(5) described above.
(7) Relates to Rantec Power Systems, Inc., which was divested on
    April 11, 2003 and the Microfiltration and Separations businesses which are classified as "discontinued operations."

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


EXHIBIT 5
                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                     Condensed Business Segment Information
                                   (Unaudited)
                              (Dollars in millions)

                         Three Months Ended         Year Ended
                           September 30            September 30
                           ------------            ------------
                          2004     2003          2004         2003
                          ----     ----          ----         ----

Net Sales - GAAP

  Filtration            $ 47.7     43.5        $173.9        164.1
  Communications          38.8     36.4         137.8        142.3
  Test                    29.1     25.7         110.4         90.3
                          ----     ----         -----         ----
    Totals              $115.6    105.6        $422.1        396.7
                        ======    =====        ======        =====

EBIT - GAAP basis(1)
  Filtration (2)        $  7.7      7.3        $ 21.8         18.8
  Communications          12.1      7.6          38.4         33.5
  Test                     3.0      2.9          11.3          7.5 (4)
  Corporate               (3.6)    (6.8)(3)     (11.8)       (16.7)(5)
                          ----     ----         -----        -----

    Totals              $ 19.2     11.0        $ 59.7         43.1
                          ====     ====          ====         ====

Note: Amounts presented above exclude the operations of the Microsep businesses, which are classified as "discontinued operations." Depreciation and amortization expense for continuing operations was $11.9 million and $13.5 million for the years ended September 30, 2004 and 2003, respectively. Previously, corporate costs were allocated to the operating segments based on 2.5% of net sales. The 2003 periods have been adjusted to reflect the change in corporate costs.

(1) EBIT is defined as earnings from continuing operations before interest and taxes.
(2) The reconciliation to Operational Revenue/EBIT for the Filtration segment is below:

                                   Q4FY04                Q4FY03
                                   ------                ------
                               Net Sales  EBIT       Net Sales  EBIT
                               ---------  ----       ---------  ----
Filtration Segment - GAAP        $47.7     7.7         $43.5     7.3
Add: Puerto Rico facility
 exit costs                          -       -             -     0.5
Less: Whatman MSA gain               -       -             -    (1.3)
                                   ---     ---           ---    ----
Filtration Segment-
 "Operational"                   $47.7     7.7         $43.5     6.5
                                 =====     ===         =====     ===

                                     FY04                  FY03
                                     ----                  ----
                               Net Sales  EBIT       Net Sales  EBIT
                               ---------  ----       ---------  ----
Filtration Segment - GAAP       $173.9    21.8        $164.1    18.8
Add: Puerto Rico facility
 exit costs                          -     1.3             -     5.2
Less: Gain from settlement
 of patent litigation                -       -             -    (2.1)
Add: Whatman MSA charge              -       -             -     0.2
                                   ---     ---           ---     ---
Filtration Segment -
 "Operational"                  $173.9    23.1        $164.1    22.1
                                 =====    ====         =====    ====

(3) Includes an interest rate swap charge of $2.6 million recorded in the fourth quarter of fiscal 2003.
(4) Includes a pretax charge of $0.2 million related to the U.K./Test restructuring recorded in fiscal 2003.
(5) Includes $1.4 million of MTA costs and an interest rate swap charge of $2.6 million recorded in fiscal 2003.

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


EXHIBIT 6
                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                  Reconciliation of Non-GAAP Financial Measures
                                   (Unaudited)
                              (Dollars in millions)

EBIT (1) - As Reported

                         Three Months Ended           Year Ended
                            September 30,           September 30,
                            -------------           -------------
                          2004        2003         2004       2003
                          ----        ----         ----       ----

EBIT                     $19.2        11.0        $59.7       43.1

Interest income            0.2         0.2          0.8        0.2

Less: Income taxes         6.9         4.7         22.7       16.6
                           ---         ---         ----       ----

Net earnings from
 continuing operations   $12.5         6.5        $37.8       26.7
                          ====         ===        ====        ====

(1) EBIT is defined as earnings from continuing operations before interest and taxes. Excludes the operations of the MicroSep businesses, which are classified as "discontinued operations."

EBIT Margin - Operational

                                2004        2003
                                ----        ----
EBIT                           $59.7        43.1
Adjustments (2)                  1.3         7.8
            --                   ---         ---
EBIT - Operational             $61.0        50.9
                                ====        ====
EBIT Margin - Operational
 (as a percent of net sales)    14.5%       12.8%

(2) Represents pretax charges in continuing operations as described in the Exhibits.

EBIT Margin Outlook - FY 2005
-----------------------------
Filtration EBIT margin in the range of 13 percent to 15 percent, Test EBIT margin in the range of 9 percent to 11 percent, and Communications EBIT margin in the range of 27 percent to 29 percent under "EBIT margin" cannot be reconciled with a GAAP measure as this represents a forward-looking financial measure with no comparable GAAP measurement quantifiable at this time.
















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


EXHIBIT 7
                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                Condensed Consolidated Balance Sheets (Unaudited)
                             (Dollars in thousands)


                                   September 30,      September 30,
                                        2004              2003
                                        ----              ----

Assets
  Cash and cash equivalents          $ 72,281             31,285
  Accounts receivable, net             77,729             69,379
  Costs and estimated earnings
   on long-term contracts               2,476              4,663
  Inventories                          44,287             48,432
  Current portion of deferred
   tax assets                          27,810             24,187
  Other current assets                  8,947              6,549
  Current assets from discontinued
   operations                     (1)       -             21,640
                                          ---             ------
    Total current assets              233,530            206,135

Property, plant and equipment, net     69,103             71,169
Goodwill                               68,949             68,653
Deferred tax assets                    10,055             16,618
Other assets                           20,803             14,081
Other assets from discontinued
 operations                       (1)       -             16,725
                                          ---             ------
                                     $402,440            393,381
                                      =======            =======


Liabilities and Shareholders' Equity
Short-term borrowings and current
 maturities of long-term debt        $    151             10,143
Other current liabilities              68,171             66,097
Current liabilities from
 discontinued operations          (1)       -              9,397
                                          ---              -----
    Total current liabilities          68,322             85,637
Deferred income                         2,738              3,194
Other liabilities                      23,396             20,556
Long-term debt                            368                490
Liabilities from discontinued
 operations                       (1)       -              8,115
Shareholders' equity                  307,616            275,389
                                      -------            -------
                                     $402,440           $393,381
                                      =======            =======

(1) Relates to MicroSep businesses, sold in Q3 of 2004, which are classified as "discontinued operations."











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


EXHIBIT 8

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                             (Dollars in thousands)

                                                  FY 2004    FY 2003
                                                  -------    -------
Cash flows from operating activities:
  Net earnings (loss)                            $ 35,671    (41,138)
  Adjustments to reconcile net earnings (loss)
   to net cash provided by operating activities:
    Loss from discontinued operations,
     net of tax                                     3,737      6,901
    Loss (gain) on sale of discontinued
     operations, net of tax                        (1,592)    59,556
    Depreciation and amortization                  11,888     13,451
    Changes in operating working capital           (2,349)   (15,669)
    Effect of deferred taxes                        3,584     10,137
    Proceeds from settlement of patent litigation       -      7,300
    Gain on settlement of patent litigation             -     (2,056)
    Other                                           4,524      7,441
                                                    -----      -----
      Net cash provided by operating
       activities - continuing operations          55,463     45,923
      Net cash used by discontinued operations(1)  (2,735)    (7,907)
                                                   ------     ------
      Net cash provided by operating activities    52,728     38,016
                                                   ------     ------
Cash flows from investing activities:
  Acquisition of businesses -  continuing
   operations                                        (294)    (4,000)
  Acquisition of businesses - discontinued
   operations (1)                                       -     (1,364)
  Proceeds from divestiture of businesses          23,275      6,000
  Proceeds from note receivable                     2,120          -
  Capital expenditures-continuing operations      (10,823)   (10,599)
  Capital expenditures-discontinued operations(1)  (1,390)    (3,528)
                                                   ------     ------
  Net cash provided (used) by investing
   activities                                      12,888    (13,491)
                                                   ------    -------
Cash flows from financing activities:
  Proceeds from long-term debt                        378          -
  Net increase (decrease) in short-term
   borrowings                                     (10,000)    10,000
  Principal payments on long-term debt -
   continuing operations                             (516)   (31,636)
  Principal payments on long-term debt -
   discontinued operations (1)                     (9,024)      (621)
  Purchases of common stock into treasury          (9,981)    (1,438)
  Other, including exercise of stock options        4,523      5,525
                                                    -----      -----
  Net cash provided by financing activities       (24,620)   (18,170)
                                                  -------    -------
Net increase in cash and cash equivalents          40,996      6,355
Cash and cash equivalents, beginning of period     31,285     24,930
                                                   ------     ------
Cash and cash equivalents, end of period         $ 72,281     31,285
                                                   ======     ======

(1) Relates to the MicroSep and Rantec businesses which are classified as "discontinued operations."



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


EXHIBIT 9
                     ESCO Technologies Inc. and Subsidiaries
                   Reconciliation of Free Cash Flow - FY 2004
                             (Dollars in thousands)

                              Continuing     Discontinued
                              Operations      Operations      Total
                              ----------      ----------      -----

Net cash provided by
 operating activities          $ 55,463         (2,735)       52,728

Less: Capital expenditures      (10,823)        (1,390)      (12,213)
                                -------         ------       -------

Free cash flow                 $ 44,640         (4,125)       40,515
                                 ======         =======       ======

                                    - more -

EXHIBIT 10

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                          Other Selected Financial Data
                                   (Unaudited)
                             (Dollars in thousands)

Backlog And Entered
-------------------
Orders-Q4 FY 2004 (1)      Filtration    Comm.      Test       Total
---------------------      ----------    -----      ----       -----
  Beginning Backlog-
   6/30/04                 $  86,612   120,707    40,868     248,187
  Entered Orders              38,841    26,758 *  50,901     116,500
  Sales                      (47,700)  (38,804)* (29,105)   (115,609)
                             -------   -------   -------    --------
  Ending Backlog-
   9/30/04                 $  77,753   108,661    62,664     249,078
   = == ==                    ======   =======    ======     =======

Backlog And Entered
-------------------
Orders-FY 2004 (1)         Filtration    Comm.      Test      Total
------------------         ----------    -----      ----      -----
  Beginning Backlog-
   9/30/03                 $  86,194   130,434    46,342     262,970
  Entered Orders             165,419   115,994 * 126,780     408,193
  Sales                     (173,860) (137,767)*(110,458)   (422,085)
                            --------  --------  --------    --------
  Ending Backlog-
   9/30/04                 $  77,753   108,661    62,664     249,078
   = == ==                    ======   =======    ======     =======

(1) Excludes the MicroSep businesses for the period presented.


                          Q4 FY 2004    Q4 FY     FY 2004       FY
                            Entered      2004     Entered      2004
*Communications Recap:      Orders      Sales     Orders     Sales
----------------------      ------      ------     ------     ------
  AMR Products (DCSI)      $  18,970    35,030   $106,346    132,133
  SecurVision Video
   Security (Comtrak)          7,788     3,774      9,648      5,634
                               -----     -----      -----      -----
    Total                     26,758    38,804    115,994    137,767
  Orders/Sales to PPL              -    (1,041)         -    (21,595)
                                 ---     ------       ---    -------
    Excluding PPL           $ 26,758    37,763   $115,994    116,172
                              ======    ======    =======    =======



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